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MANAGEMENT EXPENSE REIMBURSEMENT AGREEMENT, dated as of August 20, 2002.

BY AND BETWEEN:                    MAYOR'S JEWELERS, INC., a company
                                   incorporated under the laws of Delaware and having its head office at 14051 Northwest
                                   14th Street Sunrise, FL 33323 (hereinafter referred to as "Mayor's")

AND: HENRY BIRKS & SONS INC., a company incorporated under the laws of Canada and having its head office at 1240 Phillips Square, Montreal, (Quebec) (hereinafter referred to as "Birks")

THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual covenants and premises herein contained, it is agreed by and between the Parties as follows:


                                   ARTICLE ONE
                                 INTERPRETATION

1.1. DEFINITIONS. For the purposes hereof, the following words and phrases shall have the following meanings, respectively, unless otherwise specified by the context:

         (a) "Advisory, Management and Corporate Services" shall have the meaning ascribed thereto in Section 2.1 and shall be hereinafter referred to as AMCS.

         (b) "Agreement" shall mean this Consulting Agreement and all instruments supplemental hereto or any amendment or confirmation hereof; "herein", "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision.

         (c) "CEO" shall mean the person then designated by the Board of Directors of Mayor's as the Chief Executive Officer of Mayor's.

         (d) "Independent Committee" shall mean a committee composed of two or more independent members of the Board of Directors of Mayor's.

         (e)      "Event of Default" shall have the meaning ascribed thereto in
                  Section 4.2.

         (f)      "fiscal year" shall mean a fiscal year of Mayor's.




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         (g)      "Parties" shall mean Mayor's and Birks and "Party" shall mean any one of them.

1.2 HEADINGS. The division of this Agreement into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience or reference only and shall not affect or be utilized in the construction or interpretation hereof.

1.3 SEVERABILITY. Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed here from and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall be severed from any illegal, invalid or unenforceable Article, Section, Subsection or other subdivision of this Agreement or any other provisions of this Agreement.

1.4 ENTIRE AGREEMENT. This Agreement, together with any documents to be delivered pursuant hereto or thereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

1.5 WAIVER. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether similar or not) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing and duly executed by the Party to be bound thereby.

1.6 GOVERNING LAW. This Agreement shall be governed, interpreted and construed in accordance with the Laws of the State of Delaware applicable therein.

1.7 CURRENCY. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States dollars.


                                   ARTICLE TWO
                                    SERVICES

2.1 REVIEW OF PROJECT SCHEDULE. For each fiscal year under this Agreement, the CEO of Mayor's shall present a proposed schedule to the Independent Committee setting forth (i) the projects for which Birks' services will be retained for that fiscal year and (ii) the anticipated costs of such services (a "Project Schedule"). For the current fiscal year, the CEO shall present the Project Schedule to the Independent Committee within 60 days of execution of this Agreement. For each subsequent fiscal year under this Agreement, the CEO shall present a Project Schedule to the



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         Independent Committee by the end of the first quarter of the fiscal year to which such Project Schedule applies. In each fiscal year, the Independent Committee shall review the Project Schedule and approve the Project Schedule either (i) as proposed by the CEO or (ii) as modified by the Independent Committee in consultation with the CEO. Once approved by the Independent Committee, a Project Schedule may be amended by the CEO, in his discretion, to reflect changes in events, circumstances or the requirements of Mayor's; provided that, any material amendment shall be approved by the Independent Committee. By the end of the first quarter of each fiscal year under this Agreement, the CEO shall present a report to the Independent Committee summarizing the progress of projects commenced under the Project Schedule for the preceding fiscal year, whether completed or continuing, and the costs at year-end associated with such projects. Notwithstanding anything to the contrary herein contained, at any time during the pendency of this Agreement the Independent Committee shall have authority to investigate, audit, review or otherwise examine any services to be provided by Birks hereunder, including without limitation, the quality, cost, success or failure, and any other measure of the services to be provided hereunder as the Independent Committee deems appropriate. The Independent Committee shall consult with and advise the CEO of Mayor's as the Independent Committee deems appropriate.

2.2 ADVISORY, MANAGEMENT AND CORPORATE SERVICES. On Mayors' request and in accordance with a Project Schedule approved by the Independent Committee, Birks agrees to provide whatever of the following services (collectively known as the "AMCS") as might appear on a Project Schedule and they might mutually agree:

         (a) Consult, review and provide Mayor's with general guidance with respect to, strategic issues and make recommendations as to the development, planning and formulation of business strategies;

         (b) Consult, review and provide Mayor's with assistance concerning merchandising, including but not limited to merchandise plans, merchandise selection, purchase order commitments, merchandise consignment agreements, vendor agreements, return-to-vendor agreements, and similar agreements;

         (c) Consult, review and provide Mayor's with assistance concerning inventory management and merchandise administration, including but not limited to providing recommendations on model stock development, automatic inventory replenishment systems, stock balancing, store allocation, inventory aging and slow moving stock disposals;

         (d) Consult, review and provide Mayor's with assistance concerning gross-margin improvement, including but not limited to pricing, merchandise mark-ups, merchandise exclusivity,



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                  inventory sales and inventory mark-downs, merchandise
                  write-offs.

         (e) Consult, review and provide Mayor's with assistance concerning all financial matters or other areas that may affect Mayor's financial position, income from operations and cash flow, including but not limited to financial arrangements, financial projections and financing structures and models, reporting systems and controls, capital expenditures or disposition of assets, settlement of all nature, cash availability;

         (f) Consult, review and provide Mayor's with assistance concerning marketing and advertising, including but not limited to strategy, research, creative direction, public relation and events;

         (g) Consult, review and provide Mayor's with assistance concerning relations and/or negotiations with external bodies and other companies, including but not limited to banks and financial institutions, insurance companies, litigation parties and governmental authorities;

         (h) Consult, review and provide Mayor's with assistance concerning the control, reduction and elimination of general operating expenses including hiring, terminating employees; appointing or terminating consultants; compensation plan, and insurance renewals;

         (i) Consult, review and provide Mayor's with assistance concerning the preparation and implementation of management reports, business plans, strategic plans, information systems and in any necessary coordination relating thereto; and

         (j)      All other additional services that may be required by Mayor's.

2.2 REPRESENTATIONS AND WARRANTIES. Birks hereby represents and warrants to Mayor's as follows and acknowledges that Mayor's is relying upon such representations and warranties in connection with this agreement:

         (a) the personnel of Birks will have the required skills and capacity to provide AMCS in accordance with this Agreement; and

         (b) Birks represents that the amounts to be invoiced to Mayor's shall be reasonable in all circumstances, having regard as to the nature of the services to be rendered, the qualifications of the person providing such services and generally prevailing market conditions, and in accordance with Section 3.1 hereof.




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2.3      STANDARD OF PERFORMANCE. The personnel of Birks will perform AMCS in a professional and prudent manner, using sound and proven principles and procedures.

2.4 ACCESS TO MAYOR'S. Mayor's agrees that in order for Birks to perform its duties under this Agreement, the personnel of Birks providing AMCS must have full access to Mayor's offices, stores, properties, other facilities, books and records, officers, directors, employees, agents, accountants and counsel and Mayor's hereby covenants that, unless providing such access will have a material adverse effect on Mayor's business, it will provide Birks with such access and cause its officers, directors, employees, agents, accountants and counsel to cooperate with Birks in the provision of AMCS to Mayor's.

2.5 NOTIFICATION. Each Party shall forthwith notify the other Party of any circumstances or facts that materially and adversely affect or could reasonably be expected to materially and adversely affect such Party's performance of its obligations hereunder.

                                  ARTICLE THREE
                                FEES - LIABILITY

3.1 FEES. Effective the date hereof, Mayor's shall pay to Birks, in consideration of the AMCS, fees for services rendered by each employee of Birks who has provided AMCS to Mayor's under a Project Schedule approved by the Independent Committee. Such fees shall reflect the total direct (such as salaries, bonuses and benefits) and indirect costs (such as training, occupancy and administration) incurred by Birks to employ each such Birks employee during the period such employee provided AMCS.

3.2 OUT-OF-POCKET DISBURSEMENTS. Mayor's will reimburse Birks for the following out-of-pocket disbursements reasonably and actually incurred by Birks in the performance of AMCS:

         (a) lodging and transportation expenses incurred by the personnel of Birks;

         (b) the cost of copies, prints, photographs, long-distance telephone calls, delivery by messenger, etc.; and

         (c)      such other reasonable out-of-pocket disbursements.

3.3 INVOICES. Birks will invoice Mayor's for amounts payable pursuant to Sections 3.1 and 3.2. With respect to Section 3.2, reasonable documentation with respect to out-of-pocket expenses incurred by Birks will be provided to Mayor's upon request. Each invoice will be itemized to indicate, among other things, each Birks employee who during the


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         prior calendar month rendered AMCS, the number of hours worked by such employee, and details of out-of-pocket disbursements and expenses covered by such invoice. Each invoice shall be due and payable by Mayor's upon 30 days of receipt.

3.4 MAXIMUM LIABILITY. Birks' maximum liability to Mayor's, its directors, officers, shareholders, or agents, in the aggregate, arising for any reason out of or relating to this engagement, whether a claim in tort, contract, or otherwise shall be limited to the amount of monthly fees paid by Mayors to Birks under this Agreement.

                                  ARTICLE FOUR
                                 TERM; REMEDIES

4.1 TERM. This Agreement will become effective on the date first mentioned above and will remain in effect for an initial period of one year from that date. The Agreement shall automatically renew for additional one-year terms unless otherwise terminated.

4.2 TERMINATION. Birks or the Independent Committee shall have the right to terminate this Agreement upon the occurrence of an Event of Default if such default is not cured in 10 business days. Birks or the Independent Committee may terminate this Agreement upon 90 days notice to the other Party prior to the end of a term.

4.3      EVENT OF DEFAULT. An "Event of Default" will mean any of the following:

         (a) The failure by any Party to perform or fulfill any obligation pursuant to the Agreement;

         (b) The bankruptcy of any Party or the making by such Party of an assignment for the benefit of creditors, or the appointment of a trustee or receiver and manager or liquidator to such Party for all or a substantial part of its property, or the commencement of bankruptcy, reorganization, arrangement, insolvency or similar proceedings by or against such Party under the laws of any jurisdiction, except where such proceedings are defended in good faith by such Party.

4.4 REMEDIES. If any Event of Default shall have occurred to any Party, then the other Party may exercise the remedies permitted by the law and the Agreement shall immediately terminate and all amounts shall become due and payable.

4.5 DEFAULT INTEREST. If any Party fails to pay as and when due and payable any amount hereunder, then such Party shall pay interest on such amount from the due date up to and including the date when such amount and all interests thereon are paid in full at the rate per annum equal to 18% (1.5% per month) Such interest shall be payable on demand.



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                                  ARTICLE FIVE
                                     GENERAL

5.1 NOTICES. Any notice, consent, approval, direction or other instrument required or permitted to be given hereunder shall be in writing and given by delivery or sent by telex, telecopier or similar telecommunication device and addressed:

         (a)      in the case of Mayor's:

                           Mayor's Jewelers, Inc.
                           14051 Northwest 14th Street
                           Sunrise, FL 33323
                           Attention: Chief Administrative Officer

         (b)      in the case of Birks to:

                           Henry Birks & Sons Inc
                           1240 Phillips Square
                           Montreal, Quebec,
                           H3B 3H4, Canada
                           Attention: Chief Financial Officer

         Any notice, consent, approval, direction or other instrument given as aforesaid shall be deemed to have been effectively given and received, if sent by telex, telecopier or similar telecommunications device on the next business day following such transmission or, if delivered, to have been given and received on the date of such delivery. Any Party may change its address for service by written notice given as aforesaid.




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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and at the place first above mentioned.

                            MAYOR'S JEWELERS, INC.


                            By: /s/ Mark Weinstein
                               -----------------------------------------
                                 Name:    Mark Weinstein
                                 Title:   Chief Operating Officer and
                                          Senior Vice President


                            HENRY BIRKS & SONS INC.


                            By:  /s/ Thomas A. Andruskevich
                                 ---------------------------------------
                                 Name:     Thomas A. Andruskevich
                                 Title:    President and
                                           Chief Executive Officer









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